Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120401, 333-50746, 333-00733, 333-33327, 333-75383, 333-58526, 333-67472, 333-149500, 333-149501, 333-170511 on Forms S-8 of our reports dated June 15, 2011, relating to the consolidated financial statements and financial statement schedule of Computer Sciences Corporation and subsidiaries (the Company) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the fiscal year ended April 1, 2011.

/s/ Deloitte & Touche LLP

McLean, Virginia
June 15, 2011